UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MORGAN STANLEY
(Name of Registrant as Specified In Its Charter)

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Morgan Stanley Compensation & Governance Practices

April 2022

Morgan Stanley’s Board of Directors Recommends Shareholders Vote:

•	FOR: Three Management Proposals
Approve the compensation of named executive officers (Say on Pay non-binding advisory vote)
	•	At the start of 2021, the Compensation, Management Development and Succession (CMDS) Committee established a target range and factors to determine CEO compensation
	•	Based on individual performance and record financial results in 2021, including advancing the Firm’s transformational growth, total CEO compensation was set at $35 million
	•	Under Mr. Gorman’s leadership:
		‒	The Firm achieved record revenues, profits before tax and earnings per share. Full year Return on Tangible Common Equity (ROTCE), Efficiency Ratio, and Wealth Management pre-tax margin (excluding integration expenses) met or exceeded their two-year objectives
		‒	Strong relative performance in Total Shareholder Return (TSR) versus peers in 2021 and top performance over 3- & 5-year periods. The Firm’s share price increased 43% and market cap increased by approximately $50 billion to $174 billion
		‒	The Firm doubled its annualized dividend and continued to increase returns to shareholders
		‒	The Firm drove significant growth in its businesses and continued to integrate E*TRADE and Eaton Vance
		‒	The Firm enhanced its employee wellness offerings and commitment to diversity and inclusion
	•	Consistent with prior years and shareholder feedback, 75% of 2021 CEO incentive compensation is deferred and subject to clawback over three years and 100% of deferred incentive compensation is delivered in equity awards
	•	For 2021, the portion of CEO incentive compensation delivered in performance-vested equity was increased from 50% to 60% and the ROTCE threshold to earn a maximum payout of 1.5 times this portion of the award was increased from 15% to 16%

Morgan Stanley’s Board of Directors Recommends Shareholders Vote:

•	FOR: Three Management Proposals

Elect all Director Nominees

3	Ratify Deloitte & Touche LLP’s Appointment as the Firm’s Independent Auditor

•	AGAINST: One Shareholder Proposal

1	Adopt Policy to Cease Financing New Fossil Fuel Development

Our Business Model Performed and Delivered Record Results

FIRM (1)		2019 *As reported*	2020 *As reported*	2021 *As reported*
	Net Revenues	$41.5Bn	$48.8Bn	**$59.8Bn**
	Efficiency Ratio (2)	72%	69%	**67%**
	Net Income (3)	$9.0Bn	$11.0Bn	**$15.0Bn**
	ROTCE (4)	13.4%	15.2%	**19.8%**
	EPS (5)	$5.19	$6.46	**$8.03**
	Dividends	$2.2Bn	$2.3Bn	**$3.8Bn**

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Executing on Growth Objectives
Institutional Securities	Wealth Management	Investment Management
Wallet Share	Net New Assets	Assets Under Management
(%) (1)(2)(3)(4)	($Bn) (5)	($Tn) (6)

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Strong Results in 2021 Against Two-Year Objectives

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Generating Consistent Shareholder Return
1-Year (2021) TSR (1)(2)	3-Year (2019-2021) TSR (1)(2)(3)	5-Year (2017-2021) TSR (1)(2)(4)

Top Relative Performance by MS vs. Peer Average and Market Across All Time Periods

During 2021, Morgan Stanley share price increased by 43% from $68.53 to $98.16 and market cap increased by $50Bn to $174Bn

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Reset Dividend While Maintaining Excess Capital
Doubled Dividend in 2021	Increased Buyback	Maintained Excess Capital
Annualized Dividend ($) (1)	Share Repurchases ($Bn)	CET1 Ratio (%) (2)

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Employee and Community Focus While Continuing to Strengthen Diversity and Inclusion

Compensation Program Objectives and Features

Morgan Stanley has a pay for performance philosophy for its Named Executive Officers (NEOs), and is committed to responsible compensation programs with the following key objectives, all of which support the Firm's culture and values and shareholders' interests

Framework for Determining CEO Compensation

Morgan Stanley has a robust process that supports and reinforces the pay for performance philosophy that incorporates the following key steps:

MS CEO Target Compensation Range (1)

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Annual Performance Priorities

Each year, the CMDS Committee and Board set performance priorities with management. Performance against these quantitative and qualitative measures inform executive compensation decisions

CEO Compensation Determination

At year end, the CMDS Committee assessed CEO and Firm performance, discussed that assessment with the Board, and established 2021 CEO compensation

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Committed to Maintaining Best in Class Governance

Key Corporate Governance Practices

ROBUST BOARD OVERSIGHT

•

Firm’s strategy, including an annual offsite with management

•

Annual business plans

•

Enterprise Risk Management (ERM) framework

•

ESG, including diversity and inclusion and climate change matters

•

Culture, values and conduct

•

Succession plans for CEO and senior executives

ANNUAL BOARD
EVALUATION

•

One-on-one interviews for Board, Independent Lead Director and committee evaluations include:

–

Duties and responsibilities, including individual director performance

–

Board and committee structure, including board and ethnic diversity

–

Culture, process and execution

•

Policies and practices are revised as appropriate

SHAREHOLDER RIGHTS
AND ACCOUNTABILITY

•

Adopted proxy access

•

Shareholders who own at least 25% of common stock may call special meeting of shareholders

•

All directors elected annually by majority vote

•

No “poison pill” in effect

COMMITTED TO
SUSTAINABILITY

•

Sustainability Report informed by SASB Guidance

•

Climate Change report in line with TCFD recommendations

•

Pledged to reach net-zero financed emissions by 2050

•

Interim 2030 financed emissions targets for the most emissions-intensive sectors within our corporate lending portfolio

VALUE AND RESPOND TO
SHAREHOLDER FEEDBACK

•

Investor input in recent years has led to:

–

Enhanced proxy disclosure of alignment of compensation and performance, and ESG matters

–

Inclusion of a Board matrix that shows gender and race/ethnicity for each director nominee

–

Our Diversity and Inclusion Report

–

Amendments to the Board’s “overboarding” policy

Board of Directors Has Relevant and Diverse Experience

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Independent Board Leadership and Board Refreshment

James Gorman (63)
Tenure: 12 Years
- Chairman of the Board
- Previously President of MS, President of MS Wealth Management and Co-Head of Strategic Planning

Hironori Kamezawa (60)
Tenure: 1 Year
- Currently President and Group CEO of MUFG and Director of MUFG and MUFG Bank
- Previously Deputy President of MUFG and Deputy President of MUFG Bank

Dennis M. Nally (69)
CMDS Chair
Tenure: 5 Years
- Previously Chairman of Pricewaterhouse Coopers International Ltd.

Alistair Darling (68)
Tenure: 6 Years
- Previously Chancellor of the Exchequer, Member of the House of Lords and the House of Commons, and served in the Government of the United Kingdom

Shelley Leibowitz (61)
Tenure: 1 Year
- Currently President of SL Advisory
- Previously Group Chief Information Officer for the World Bank and Chief Information Officer of several financial services firms

Mary L. Schapiro (66)
Tenure: 3 Years
- Currently Vice Chair for Public Policy and Special Advisor to the Founder and Chairman of Bloomberg L.P.
- Previously Chair of U.S. Securities and Exchange Commission

Thomas H. Glocer (62)
Independent Lead Director
Tenure: 9 Years
- Previously CEO of Thomson Reuters Corporation and M&A lawyer at Davis Polk & Wardwell LLP

Stephen Luczo (65)
Tenure: 2 Years
- Currently Managing Director at Crosspoint Capital Partners
- Previously Chair and CEO of Seagate Technology

Perry M. Traquina (66)
Risk Chair
Tenure: 7 Years
- Previously Chair, CEO and Managing Partner of Wellington Management Company LLP

Robert H. Herz (68)
Audit Chair
Tenure: 9 Years
- Currently President of Robert H. Herz LLC
- Previously Chairman of Financial Accounting Standards Board

Jami Miscik (63)
Ops and Tech Chair
Tenure: 7 Years
- Currently CEO and Vice Chair of Kissinger Associates, Inc.
- Previously Global Head of Sovereign Risk at Lehman Brothers and Deputy Director for Intelligence at the CIA

Rayford Wilkins, Jr (70)
N&G Chair
Tenure: 8 Years
- Previously CEO of Diversified Businesses of AT&T Inc.

Erika H. James (52)
Joined 2022
- Currently Dean of the Wharton School of the University of Pennsylvania
- Previously John H. Harland Dean at Emory University's Goizueta Business School

Masato Miyachi (61)
Director Nominee
- Currently Director, Deputy President and Chief Executive of Global Corporate and Investment Banking of MUFG Bank

The End Notes are an integral part of this presentation. See slides 21-23 for information related to the content presented on this page.

Morgan Stanley Has a Clear Climate Transition Path

Morgan Stanley’s public commitments to a low carbon economy are supported by robust governance and transparent disclosures

Morgan Stanley’s Board of Directors Recommends Shareholders Vote Against Proposal Requesting Policy to Cease Financing New Fossil Fuel Development

•	Morgan Stanley supports the transition to a low-carbon economy. We have already committed to a climate transition path and have announced multiple commitments to help facilitate this transition.
−	In 2020, we were the first major U.S. headquartered global financial services firm to commit to achieve Net-Zero financed emissions by 2050. This commitment was reviewed by our Board and is consistent with our membership in the United Nations-convened Net-Zero Banking Alliance.
−	In 2021, we publicly announced our 2030 interim financed emissions targets for auto manufacturing, energy and power, which we identified as the most emissions-intensive sectors in our corporate lending portfolio. Our reduction targets, which cover client Scope 1, Scope 2 and Scope 3 emissions and all greenhouse gases, inclusive of the corporate lending portfolio, are consistent with, and sourced from, the emissions pathways for these sectors as modeled in the International Energy Agency (“IEA”) Net-Zero Emissions by 2050 Scenario that is requested by the proposal.
−	In 2021, we committed to mobilize $750 billion to support advancing low carbon solutions by 2030, tripling our pledge from 2018. We also aim to source 100 percent of our global operational needs from renewable energy and offset any remaining emissions.
•	Our Board oversees Morgan Stanley’s policies with respect to emissions-intensive sectors, including as outlined in our Environmental and Social Policy Statement, which was adopted by the Nominating and Governance Committee of the Board and is available on our website at www.morganstanley.com/content/dam/msdotcom/en/about-us-governance/pdf/Environmental_and_Social_Policy_Statement.pdf

−	Our Policy Statement is reviewed and updated regularly and includes meaningful commitments relating to our financing and other activities focused on emissions-intensive sectors. Our efforts include restrictions on certain activities (e.g., coal-fired power generation, thermal coal mining, and Arctic drilling).

Morgan Stanley’s Board of Directors Recommends Shareholders Vote Against Proposal Requesting Policy to Cease Financing New Fossil Fuel Development

−	For clients in the oil and gas sectors, our policies provide that we will engage with them to understand their greenhouse gas reduction initiatives, Net-Zero commitments and other strategies, and also conduct enhanced due diligence for transactions.
•	Morgan Stanley believes it is well positioned to help companies make progress in addressing the transition to a low-carbon economy by providing our knowledge to support our clients on their transition journey.
−	Morgan Stanley’s approach to being an advocate for thoughtfully managing climate risk and contributing to decarbonization, which we have developed within our own organization, facilitates the path for other companies to meet their climate risk management objectives.
•	The transition to a low-carbon economy is complex and requires intentional balancing of risks and opportunities. The proposal unnecessarily restricts Morgan Stanley’s ability to conduct our operations by inherently limiting lending and underwriting activities that “contribute to” fossil fuel expansion, potentially affecting a broad array of clients. The proposal could lead to far-reaching consequences that could affect our business decisions, require meaningful resources to implement, and impact our relationships with our clients and other stakeholders.
−	Morgan Stanley recognizes the societal risks posed by climate change. As discussed above, despite Morgan Stanley’s existing public commitments to transition to a low-carbon economy, the proposal seeks to impose specific measures and dictate a prescribed method to achieve such policy that limits Morgan Stanley’s discretion. Implementation of the proposal could require Morgan Stanley to take measures to avoid new financings, and cease all forms of ongoing financings, to our clients that are involved in, or otherwise indirectly contribute to, fossil fuel development.
−	The proposal’s “one size fits all” approach to the complicated objective of reducing carbon emissions does not leave room for Morgan Stanley management to weigh the complex variables, and manage associated risks, that are needed in deciding whether to enter into new businesses or manage our existing obligations.

Morgan Stanley’s Board of Directors Recommends Shareholders Vote Against Proposal Requesting Policy to Cease Financing New Fossil Fuel Development

•   From a risk perspective, we have been intensely focused on integrating climate risk considerations into our risk management processes. We believe our Net-Zero commitment and our interim targets discussed above will help reduce our exposure to transition risk from the most emissions-intensive companies over time.

−  We expect to reduce our transition risk through sound client engagement and risk management processes that support our clients’ transition to more sustainable, lower-carbon business models that may be less vulnerable to changes in policy, technology and consumer sentiments.

•   While we have utilized the most relevant part of IEA Program Finance Initiative to guide our financed emissions pathway, we did not commit to completely instituting every aspect of the initiative as it is critical that we adapt the initiative to what is best for Morgan Stanley and our stakeholders.

−  While this framework calls for an immediate end to fossil fuel expansion, we believe that there must be a balancing of the potential impacts on Morgan Stanley, the economy and on society.

−  At this time, we believe immediately removing support from key sectors like energy (or even providing in a policy for removal of support by a future date) would also likely undermine a smooth climate transition and the role that Morgan Stanley can play.

•   For the foregoing reasons, the Board believes the policy requested by the proposal is unnecessary in light of our Net-Zero commitment, interim financed emissions targets and other public commitments; robust risk management programs and policies; and ability to assist clients in their transition to a low-carbon economy.

End Notes

The following notes are an integral part of the Firm’s financial and operating performance described in this presentation:

General

A detailed analysis of the Firm’s financial and operational performance for 2021 is contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations in [Part II, Item 7] of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021 (‘2021 Form 10-K’). This presentation may refer to certain non-GAAP financial measures which we believe to be useful to us, investors, analysts and other stakeholders by providing further transparency about, or an additional means of assessing our financial condition and operating results. The definition of such non-GAAP financial measures and/or the reconciliation of such measures to comparable GAAP figures is included in either the 2021 Form 10-K or herein.

1.	2019 and 2020 reflect updates to our financial presentation implemented in the first quarter of 2021, with provision for credit losses on loans and lending commitments presented as a separate line item.
2.	The expense efficiency ratio (‘Efficiency Ratio’) represents total non-interest expenses as a percentage of net revenues.
3.	Net Income represents net income applicable to Morgan Stanley.
4.	Return on average tangible common equity (‘ROTCE’) represents net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. Average tangible common equity represents average common equity adjusted to exclude goodwill and intangible assets net of allowable mortgage servicing rights deduction.
5.	Earnings Per Share (‘EPS’) represents earnings applicable to Morgan Stanley common shareholders divided by diluted common shares outstanding.

1.	Wallet represents aggregated reported net revenues of Morgan Stanley and the following peers: Bank of America, Barclays, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JP Morgan, and UBS. Morgan Stanley’s ISG wallet share represents total ISG segment net revenues. Peer wallet includes revenues that represent Investment Banking, Equity Sales & Trading and Fixed Income Sales & Trading, where applicable. For firms that disclose results between multiple segments, assumptions have been made based on company disclosures. Morgan Stanley’s 2014 Wallet Share is calculated as the percentage of Morgan Stanley’s net revenues, excluding positive DVA ($651 million) to the Wallet and has been restated to conform with current reporting methodology. Peer data for 2014 has been adjusted for DVA, where it is reported and where applicable.
2.	Credit Suisse Equity Sales & Trading and Institutional Securities-equivalent revenues for nine months 2021 were adjusted to include net provisions of $4,582MM related to expected losses related to a U.S.-based hedge fund matter.
3.	European peer results were translated to USD using average exchange rates for the appropriate period; sourced from Bloomberg.
4.	The 2021 Wallet estimates represent results for peers that have reported full-year 2021 results as of February 23, 2022.
5.	Net New Assets represents client inflows, including dividends and interest, and asset acquisitions, less client outflows, and excluding activity from business combinations/divestitures and the impact of fees and commissions.
6.	Represents reported assets under management (‘AuM’) of Morgan Stanley Investment Management (‘MSIM’) as of period end.

End Notes

1.	The calculation is adjusted to exclude the impact of integration-related expenses, which were $456 million on a pre-tax basis or $352 million on an after-tax basis in 2021. The adjusted ROTCE is a non-GAAP financial measure. The reported 2021 ROTCE is 19.8%.
2.	Efficiency Ratio is adjusted to exclude the impact of integration-related expenses. The adjusted Efficiency Ratio is a non-GAAP financial measure. The reported 2021 Efficiency Ratio is 67%.
3.	Pre-Tax Margin represents income (loss) from continuing operations before taxes divided by net revenues. The calculation is adjusted to exclude the impact of integration-related expenses. The adjusted Pre-Tax Margin is a non-GAAP financial measure. The reported 2021 WM Pre-Tax Margin is 25%.

1.	Total Shareholder Return represents the change in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period (defined herein as “TSR”).
2.	Source: Bloomberg.
3.	Share prices pulled as of 12/31/2018 and 12/31/2021 to calculate 3-year TSR.
4.	Share prices pulled as of 12/31/2016 and 12/31/2021 to calculate 5-year TSR.
5.	Global peers include: Bank of America, Barclays, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JP Morgan, and UBS.

1.	Annualized Dividend based on fourth quarter of each respective year. The quarterly dividend was increased from $0.35 to $0.70 in 2Q 2021 and the annual dividend for full-year 2021 was $2.10.
2.	Common Equity Tier 1 capital ratio is based on the Basel III Standardized Approach Fully Phased-in rules. The Firm early adopted the Standardized Approach for Counterparty Credit Risk (‘SA-CCR’) under Basel III on December 1, 2021. As a result of the adoption, as of December 31, 2021 our risk-weighted assets under the Standardized Approach increased by $25 billion and our Standardized CET1 capital ratio decreased by 90 basis points.

1.	Compensation range informed by available 2021 compensation levels for the 16 financial companies in the S&P 100 index (Bank of America, Citigroup, Goldman Sachs Group, JP Morgan, Wells Fargo, AIG, Allstate, American Express, BlackRock, Bank of New York Mellon, Capital One Financial, MasterCard, MetLife, PayPal, US Bancorp, VISA).

End Notes

1.	Pursuant to SEC rules, the Summary Compensation Table in the Firm’s proxy statement is required to include for a particular year, only those equity awards granted during the year, rather than awards granted after year end that were awarded for performance in that year. Our annual equity awards relating to performance in a year are made shortly after year end. Therefore, the Summary Compensation Table that appears in the Firm’s 2022 proxy statement includes not only non-equity compensation awarded for service in 2021, but also stock awards and forward-looking performance vested compensation in respect of performance in 2020, in each case granted in 2021.

1.	As part of his or her formal duties and responsibilities, the Independent Lead Director shall:

•	Preside at all meetings of the Board at which the Chairman is not present;

•	Have the authority to call, and lead, Non-Management Director Sessions and Independent Director Sessions;

•	Help facilitate communication among the Chairman, the CEO and the non-employee and independent directors, including serving as liaison between the Chairman and the Independent directors;

•	Solicit the non-employee directors for advice on agenda items for meetings of the Board;

•	Communicate with the Chairman and the CEO between meetings and act as a "sounding board" and advisor;

•	Advise the Chairman and the CEO of the Board's informational needs;

•	Approve the types and forms of information sent to the Board;

•	Collaborate with the Chairman and the CEO in developing the agenda for meetings of the Board and approve Board meeting agendas and the schedule of Board meetings to assure that there is sufficient time for discussion of all agenda items and may request inclusion of additional agenda items;

•	Be available, if requested, to meet with the Firm's primary regulators;

•	Be available, if requested by major shareholders, for consultation and direct communication in accordance with the Board Communication Policy;

•	Lead the annual evaluation of the performance and effectiveness of the Board;

•	Consult with the Chair of the Nominating and Governance Committee on Board succession planning and Board Committee appointments;

•	Interview candidates for the Board; and

•	Consult with the Chair of the CMDS Committee on the annual evaluation of the performance of the CEO.
2.	Data and metrics as of the date of the annual meeting and based on characteristics self-identified by director nominees.

1.	Director ages are as of the annual meeting date. For a detailed description of each director’s professional experience and qualifications, skills and attributes, see “Director Nominees” of the 2022 Proxy Statement.

Notice

The information provided herein may include certain non-GAAP financial measures. The definition of such financial measures and/or the reconciliation of such measures to the comparable GAAP figures are included in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021, which is available on www.morganstanley.com, or within this presentation. The endnotes on pages 21-23 are an integral part of this presentation.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see the Firm’s Annual Report on Form 10-K for the year ended December 31, 2021.

The statements in this presentation are current only as of their respective dates.